EXHIBIT 99.1

Dot VN, Inc. Co-Founder and President Lee Johnson Shares his Vision for Vietnamese Native Language Internet

SAN DIEGO, CALIFORNIA – June 27, 2011, Dot VN, Inc., (http://www.DotVN.com) Lee Johnson, Co-Founder and President of Dot VN, Inc. (OTC Trading Symbol: DTVI) writes to shareholders as follows:

Dear Friends:

Close to two months ago, on April 28, 2011, Dot VN and VNNIC launched the Vietnamese Native Language Internationalized Domain Name System (“Vietnamese IDNs”), a separate system of Domain Names that are written in native Vietnamese.  We believe that the IDNs represent the next stage of evolution in the Vietnamese Internet.  An internet that speaks to the Vietnamese people in their own language; accessed, searched and used in their native tongue.  We believed that the IDNs would be the next big thing in the Vietnamese Internet.  Based on the response we have received, we think the Vietnamese people agree with us.

Since the official launch, we are proud to report that we have registered over 229,000 Vietnamese IDNs.  As of today, the total number of IDNs registered has exceeded the standard Vietnamese ccTLD (English alphabet).  To put it succinctly, we have accomplished in two months what had before taken ten years.  In the coming months we hope to continue the rapid expansion of the Vietnamese Native Language Internet as well as add new products and services to enrich its value and enhance the overall user experience.

Vietnam’s population in the past few years has grown into a sophisticated and savvy technological society.  The overwhelming adoption of the Vietnamese IDNs clearly demonstrates that point.  Moreover, their thirst for online services and demands for better and more reliable applications pushes us to offer new and exciting programs integrated into the IDN offering.  We believe that the IDNs will become a tremendous tool for businesses both in Vietnam and internationally to reach Vietnamese consumers in their language.  In addition to IDN registration services, we look forward to offering these businesses a variety of value added services from web hosting to search engine marketing.

In the coming weeks, we will be launching our all-new IDN web designer application.  Each IDN user will have the option of designing their own webpage, with our application, which can be customized with their own photos, videos and text.  We have also integrated an INFO.VN news feed into the web designer templates and in the coming months expect to upgrade the service with cutting edge communications tools, daily deals and entertainment offerings to enhance the users experience and generate revenues for the Company.  We will continue to strive towards building an online network that delights and energizes the Vietnamese Internet user while supporting social exchange and commerce.

As we move forward, we will continue to update you on the latest Company news including exciting new services on our INFO.VN platform.  We also recommend you visit our website frequently for important information: www.DotVN.com.  I thank you for your support and shared belief in Dot VN as we look ahead to our promising future.

Warm regards,

Lee Phuoc Johnson
President & Co-Founder
Dot VN, Inc.

About the Company:

Dot VN, Inc. (www.DotVN.com) provides innovative Internet and Telecommunication services for Vietnam and operates and manages Vietnam’s innovative online media web property, www.INFO.VN.  The Company is the “exclusive online global domain name registrar for .VN (Vietnam) and the recently launched Vietnamese Native Language Internationalized Domain Names (IDNs).”  Dot VN is the sole distributor of Micro-Modular Data CentersTM solutions and E-Link 1000EXR Wireless Gigabit Radios to Vietnam and Southeast Asia region.  Dot VN is headquartered in San Diego, California with offices in Hanoi, Danang and Ho Chi Minh City, Vietnam.  For more information, visit www.DotVN.com.

Forward-Looking Statements:

Statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to Dot VN or its management, identify forward-looking statements.  These statements are based on current expectations, estimates and projections about Dot VN’s business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Dot VN’s filings with the Securities and Exchange Commission.  Factors that could materially affect these forward-looking statements and/or predictions include, among other things: (i) our limited operating history; (ii) our ability to pay down existing debt; (iii) unforeseen costs and expenses; (iv) potential litigation with our shareholders, creditors and/or former or current investors; (v) Dot VN’s ability to comply with federal, state and local government regulations in the US and foreign countries; (vi) Dot VN’s ability to maintain current agreements with the government of Vietnam and enter into additional agreements with the government of Vietnam; and (vii) other factors over which we have little or no control.  In addition, such statements could be affected by risks and uncertainties related to product demand, market and customer acceptance, competition, pricing and development difficulties, as well as general industry and market conditions and growth rates and general economic conditions.  Any forward-looking statements speak only as of the date on which they are made, and Dot VN does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.  Information on Dot VN’s website does not constitute a part of this release.

For more information, contact:

Dot VN, Inc.
Thomas M. Johnson, Chairman and CEO
Phone:  858-571-2007 x14
Email:  Inquiries@DotVN.com
Website:  www.DotVN.com, en.www.INFO.VN
Register your “.vn” domains at:  www.VN